Exhibit 99.4

FORM OF COMPENSATION COMMITTEE CHARTER

OF

XINXU COPPER INDUSTRY TECHNOLOGY LIMITED

I. PURPOSES

The Compensation Committee (the “Committee”) is appointed by the board of directors (the “Board”) of Xinxu Copper Industry Technology Limited, a Cayman Islands exempted company (the “Company”) for the purposes of, among other things, (a) discharging the Board’s responsibilities relating to the compensation of the Company’s chief executive officer (the “CEO”) and other executive officers of the Company and (b) administering or delegating the power to administer the Company’s incentive compensation and equity-based compensation plans.

II. RESPONSIBILITIES

In addition to such other duties as the Board may from time to time assign, the Committee shall:

●	Establish, review and approve the overall executive compensation philosophy and policies of the Company, including the establishment, if deemed appropriate, of performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and stockholder interests.

●	Review and approve the Company’s goals and objectives relevant to the compensation of the CEO, annually evaluate the CEO’s performance in light of those goals and objectives and, based on this evaluation, determine the CEO’s compensation level, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans as the Committee deems appropriate. In determining the long-term incentive component of the CEO’s compensation, the Committee shall consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to CEO’s at comparable companies, and the awards given to the Company’s CEO in past years. The CEO shall not be present during voting and deliberations relating to CEO compensation.

●	Determine the compensation of all other executive officers, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans, as the Committee deems appropriate. Members of senior management may report on the performance of the other executive officers of the Company and make compensation recommendations to the Committee, which will review and, as appropriate, approve the compensation recommendations.

●	Receive and evaluate performance target goals for the senior officers and employees (other than executive officers) and review periodic reports from the CEO as to the performance and compensation of such senior officers and employees.

●	Administer or delegate the power to administer the Company’s incentive and equity-based compensation plans, including the grant of stock options, restricted stock and other equity awards under such plans.

●	Review and make recommendations to the Board with respect to the adoption of, and amendments to, incentive compensation and equity-based plans and approve for submission to the stockholders all new equity compensation plans that must be approved by stockholders pursuant to applicable law.

●	Review and approve any annual or long-term cash bonus or incentive plans in which the executive officers of the Company may participate.

●	Review and approve for the CEO and the other executive officers of the Company any employment agreements, severance arrangements, and change in control agreements or provisions.

●	To the extent that the Company’s securities continue to be listed on an exchange and subject to Rule 10D-1 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the rules and regulations promulgated thereunder, as amended, advise the Board and any other Board committees, with the assistance of management, if the clawback provisions of such rule are triggered based upon a financial statement restatement or other financial statement change.

●	Conduct an annual performance evaluation of the Committee. In conducting such review, the Committee shall evaluate and address all matters that the Committee considers relevant to its performance, including at least the following: (a) the adequacy, appropriateness and quality of the information received from management or others; (b) the manner in which the Committees recommendations were discussed or debated; (c) whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner; and (d) whether this Charter appropriately addresses the matters that are or should be within its scope.

III. COMPOSITION

The Committee shall be comprised of two or more members (including a chairperson), all of whom shall be “independent directors,” as such term is defined in the rules and regulations of the Nasdaq Stock Market, except that the Committee may have as one of its members a “non-independent director” under exceptional and limited circumstances pursuant to the exemption under Rule 5605(d)(2)(B) of the Nasdaq Stock Market. At least two of the Committee members shall be “non-employee directors” as defined by Rule 16b-3 under the Exchange Act and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The members of the Committee and the chairperson shall be selected not less frequently than annually by the Board and serve at the pleasure of the Board. A Committee member (including the chairperson) may be removed at any time, with or without cause, by the Board.

The Committee shall have authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate. If at any time the Committee includes a member who is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, then a subcommittee comprised entirely of individuals who are “non-employee directors” may be formed by the Committee for the purpose of ratifying any grants of awards under any incentive or equity-based compensation plan for the purposes of complying with the exemption requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended; provided that any such grants shall not be contingent on such ratification.

IV. MEETINGS AND OPERATIONS

The Committee shall meet as often as necessary, but at least two times each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its chairperson or a majority of its members. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s memorandum and articles of association. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Subject to the Company’s memorandum and articles of association, the Committee may act by unanimous written consent of all members in lieu of a meeting. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The secretary of the Company shall be the secretary of the Compensation Committee unless the Committee designates otherwise. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings (or a portion thereof) and to provide such pertinent information as the Committee may request.

The chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda which shall be circulated to the members prior to the meeting date, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board. Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting.

If at any time during the exercise of his or her duties on behalf of the Committee, a Committee member has a direct conflict of interest with respect to an issue subject to determination or recommendation by the Committee, such Committee member shall abstain from participation, discussion and resolution of the instant issue, and the remaining members of the Committee shall advise the Board of their recommendation on such issue. The Committee shall be able to make determinations and recommendations even if only one Committee member is free from conflicts of interest on a particular issue.

V. AUTHORITY

The Committee has the authority, to the extent it deems appropriate, to conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities and to retain one or more compensation consultants to assist in the evaluation of CEO or executive compensation or other matters. The Committee shall have the sole authority to retain and terminate any such consulting firm, and to approve the firm’s fees and other retention terms. The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain legal counsel or other advisors. In retaining compensation consultants, outside counsel and other advisors, the Committee must take into consideration factors specified in the Nasdaq listing rules. The Company will provide for appropriate funding, as determined by the Committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel or other advisors retained by the Committee.

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